The Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

June 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$249,385
Class B	$2,700
Class C	$15,234
Class F1	$14,565
Class F2	$5,524
Total	$287,408
Class 529-A	$11,128
Class 529-B	$221
Class 529-C	$2,975
Class 529-E	$545
Class 529-F1	$809
Class R-1	$508
Class R-2	$5,441
Class R-3	$8,394
Class R-4	$6,215
Class R-5	$3,818
Class R-6	$9,116
Total	$49,170

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1382
Class B	$0.0895
Class C	$0.0868
Class F1	$0.1371
Class F2	$0.1545
Class 529-A	$0.1321
Class 529-B	$0.0818
Class 529-C	$0.0826
Class 529-E	$0.1177
Class 529-F1	$0.1468
Class R-1	$0.0888
Class R-2	$0.0908
Class R-3	$0.1178
Class R-4	$0.1385
Class R-5	$0.1576
Class R-6	$0.1609

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,719,114
Class B	26,738
Class C	162,985
Class F1	99,116
Class F2	32,968
Total	2,040,921
Class 529-A	83,693
Class 529-B	2,462
Class 529-C	35,594
Class 529-E	4,583
Class 529-F1	5,387
Class R-1	5,355
Class R-2	57,314
Class R-3	67,883
Class R-4	42,850
Class R-5	24,134
Class R-6	68,376
Total	397,631

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.47
Class B	$12.47
Class C	$12.47
Class F1	$12.47
Class F2	$12.47
Class 529-A	$12.47
Class 529-B	$12.47
Class 529-C	$12.47
Class 529-E	$12.47
Class 529-F1	$12.47
Class R-1	$12.47
Class R-2	$12.47
Class R-3	$12.47
Class R-4	$12.47
Class R-5	$12.47
Class R-6	$12.47